EXHIBIT 99.1

ION MEDIA NETWORKS PRESIDENT AND COO DEAN M. GOODMAN STEPS DOWN

(West Palm Beach, FL – October 23, 2006) – ION Media Networks, Inc. (AMEX: ION) (the “Company”) today announced that Dean M. Goodman has stepped down as president and chief operating officer and as a member of the Company’s Board of Directors, in order to pursue other interests.

“In his tenure with the company, Dean was instrumental in assembling the country’s largest group of full-power television stations, including stations in all of the top 20 U.S. markets,” said CEO Brandon Burgess. “He also led our stations through a digital build-out, which positions us well for the digital broadcast transition. On behalf of the Board of Directors and our employees, we thank him for his leadership and wish him well.”

Mr. Goodman began his career at the Company when it owned primarily radio interests, including the largest radio station group in the state of Florida. Following the divestiture of the radio division, Mr. Goodman was instrumental in the Company’s entry to the television business and assembling its current broadcast footprint.

“For over a decade I have had the privilege of working with an incredible group of individuals on building a great radio company, launching a television network and assembling the largest TV station group in the U.S.,” said Dean Goodman. “I am proud to have been a part of the company’s continued growth and especially thank the employees for their support and hard work over the years.”

The Company does not plan presently to seek a replacement for Mr. Goodman, whose responsibilities will be assumed by other members of senior management.

About ION Media Networks
ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and the i network, reaching over 92 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. The i network delivers a mix of original series, classic TV favorites, movies, specials and sports for viewers of all ages.

Utilizing the digital multicasting capacity of its television station group, the Company plans to launch new digital over-the-air networks, including qubo, a 24-hour children’s network formed in partnership with Scholastic, Corus Entertainment, Classic Media/Big Idea and NBC Universal, as well as iHealth, a 24-hour channel dedicated to consumer healthcare and healthy living. For more information, please visit www.ionmedia.tv.

Note: Company distribution data provided by Nielsen Media Research.

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Media Contact:	Investor Contact:
Leslie Monreal 561.682.4134 lesliemonreal@ionmedia.tv	Richard Garcia 561.682.4209 richardgarcia@ionmedia.tv